THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)
FOR THE PERIOD JANUARY 1, 1994 TO MARCH 31, 1995

                                                Capital in
                                      Common    Excess of    Retained    Treasury
                                      Stock    Stated Value  Earnings     Shares      Total
Balance January 1, 1994             $1,829,000  $4,887,000 $18,751,000 ($1,563,000)$23,904,000

  Net income quarter ended
      March 31, 1994                    ---          ---       344,000       ---       344,000

  Shares of common stock issued in
    connection with 401(k) plan and
    exercise of stock option grants      ---        (9,000)      2,000      85,000      78,000
                                     ---------   ---------   ---------   ---------   ---------
Balance March 31, 1994               1,829,000   4,878,000  19,097,000  (1,478,000) 24,326,000

  Net income April 1, 1994 to
    December 31, 1994                    ---         ---     2,273,000       ---     2,273,000

  Shares of common stock issued in
   connection with restricted stock
   grants, 401(k) plan, and
   exercise of stock option grants       ---       101,000    (178,000)    226,000     149,000

  Purchase of treasury shares            ---         ---         ---      (126,000)   (126,000)

  Cash dividends paid                    ---         ---      (164,000)      ---      (164,000)

  Equity in other capital changes of
   First Indiana Corporation, net of
   deferred income taxes                 ---         ---       (29,000)      ---       (29,000)
                                     ---------   ---------   ---------   ---------   ---------
Balance December 31, 1994            1,829,000   4,979,000  20,999,000  (1,378,000) 26,429,000

  Net income quarter ended
     March 31, 1995                      ---         ---       985,000       ---       985,000

  Shares of common stock issued in
    connection with 401(k) plan and
    exercise of stock option grants      ---         1,000      24,000      96,000     121,000

  Purchase of treasury shares            ---         ---         ---       (39,000)    (39,000)

  Cash dividends paid                    ---         ---      (164,000)      ---      (164,000)
                                     ---------   ---------   ---------   ---------   ---------
Balance March 31, 1995              $1,829,000  $4,980,000 $21,844,000 ($1,321,000)$27,332,000



See accompanying Notes to Consolidated Financial Statements.           -5-